EXHIBIT 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Simcere Pharmaceutical Group:
We consent to the incorporation by reference in registration statement (No. 333-146736) on Form S-8 of Simcere Pharmaceutical Group of our reports dated June 16, 2009, with respect to the consolidated balance sheets of Simcere Pharmaceutical Group and subsidiaries as of December 31, 2007 and 2008, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 20-F of Simcere Pharmaceutical Group.
Our report dated June 16, 2009, on the effectiveness of internal control over financial reporting as of December 31, 2008 contains an explanatory paragraph that states that (i) Simcere Pharmaceutical Group acquired a controlling interest in Wuhu Zhong Ren Pharmaceutical Company Limited (“Wuhu Simcere Zhong Ren”) during 2008, (ii) management excluded from its assessment of the effectiveness of Simcere Pharmaceutical Group’s internal control over financial reporting as of December 31, 2008, Wuhu Simcere Zhong Ren’s internal control over financial reporting associated with total assets of RMB74.1 million and total revenue of RMB2.6 million included in the consolidated financial statements of Simcere Pharmaceutical Group and subsidiaries as of and for the year ended December 31, 2008 and (iii) our audit of internal control over financial reporting of Simcere Pharmaceutical Group also excluded an evaluation of the internal control over financial reporting of Wuhu Simcere Zhong Ren.
/s/ KPMG
Hong Kong, China
June 18, 2009